HALLIBURTON ENERGY SERVICES
                                                    410 17th Street, Suite 900
                                                              Denver, CO 80202
                                                            Tel:  303-899-4700
                                                            Fax:  303-573-7856

December 9, 1996

David Pierce
FX Energy, Inc.
3006 Highland Drive, Suite 206
Salt Lake City, UT 84106

Dear Mr. Pierce:

We hereby consent to the incorporation by reference into the registration statement on form S-8 to be filed by FX Energy, Inc., of the reference to us in the definitive prospectus included in the Company's registration statement on form S-1; declared effective August 1, 1996, as having completed a detailed log analysis of the Gladysze #1 and Gladysze #2 wells and having reported that both wells appear to have encountered movable hydrocarbons, with eight percent or more effective porosity and calculated water saturations of less than 30%.
This was based on the available log data.

Halliburton Energy Services does not guarantee the accuracy of any interpretation of the log data which may be given by Halliburton personnel. Any user of such data, interpretations or recommendations agrees that Halliburton is not responsible except where due to gross negligence or willful misconduct for any loss, damages, or expenses resulting from the use thereof.


Sincerely,
/s/ Michael J. Mullen, P.E.
Technical Advisor